Employee Relocation Reimbursement Agreement

The following outlines Advanced Energy Industries, Inc. relocation benefit as at applies to your specific relocation to San Jose, California.

A before tax relocation allowance of $25,000.00 will be paid to you upon initiation into the relocation program and will be processed by your AIReS Relocation Consultant following your hire date.

Normal, nonrecurring closing costs incurred by selling and buying a home used as a primary residence if purchased within twelve (12) months of relocation.

Advanced Energy will pay for duplicate carrying costs for up to ninety (90) days or until the earlier of the acceptance of an independent offer to buy the home. No duplicate carrying costs are paid when the employee is receiving temporary housing payments. (see guidelines)

Advanced Energy will pay for a house-hunting trip for you and your spouse or domestic partner (same sex) after your start date is confirmed. The trip will include one/two roundtrip airline tickets from (place) and reimbursement for reasonable and actual expenses. Advanced Energy Industries, Inc. will pay reasonable transportation of coach/economy airfare, rental car, and lodging for the employee and spouse or domestic partner (same sex) to secure housing in new location. Actual meal expenses will be reimbursed, not to exceed $35 per day per adult and $20 per day per child. A maximum of one (1) trip may be taken and is generally limited to four (4) days. Children’s travel expenses or childcare are reimbursable and should be pre-approved by your AIReS consultant.

Advanced Energy will also pay for up to 90 days of temporary housing and household goods storage in San Jose, California to facilitate the transition. The temporary housing will consist of a furnished one or two-bedroom apartment. Advanced Energy will pay for all utilities with the exception of long-distance telephone charges.

Advanced Energy will pay for the movement of household goods from Fort Collins, Colorado to San Jose, California up to 20,000 pounds including full replacement value insurance. We will pay for the shipment of up to 1 vehicle. In transit expenses for lodging, meals, and mileage will be reimbursed in accordance with our relocation policy. Meal expenses will be reimbursed from original receipts and should not exceed daily allowances of $35 per adult per day and $20 per child per day.

I, Yuval Wasserman, understand and agree to repay Advanced Energy Industries, Inc. any monies owed that are incident to relocation or start of employment if I voluntarily terminate employment within one (1) year of my start date or relocation to San Jose, California. This includes payment of any items outlined in my offer letter or this agreement.

Advanced Energy may deduct the amount owed from any sum due me at the time of my termination of employment if I have not made repayment. If the sum due is insufficient to cover all amounts owed, I understand and agree that I am liable for the remaining balance.

Employee Name: ________________________________________

Employee Signature: ______________________________________    Date: _______________